EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

of Clarus Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-218754 on Form S-8, Registration Statement No. 333-218751 on Form S-3, and Registration Statement 333-218752 on Form S-4 of our reports dated March 4, 2019, relating to the consolidated financial statements of Clarus Corporation as of and for the year ended December 31, 2018, and the effectiveness of Clarus Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Clarus Corporation for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
March 4, 2019